                     U.S. SECURITIES AND EXHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
 SECTION 17(a) OF THE PUBLIC UTILITY HOLDINGS COMPANY ACT OF 1935 OR
              SECTION 30 (f) OF THE INVESTMENT COMPANY ACT OF 1940

1.       NAME AND ADDRESS OF REPORTING PERSON*

         CRANE                      THOMAS               J.

         (LAST)                     (FIRST)            (MIDDLE)

                           2710 REW CIRCLE, SUITE 100

                                    (STREET)

         OCOEE                     FLORIDA                34761

         (CITY)                    (STATE)                (ZIP)

2.       DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

         DECEMBER 12, 2000

3.       IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


4.       ISSUER NAME AND TICKER OR TRADING SYMBOL

         COMPASS KNOWLEDGE HOLDINGS, INC. / CKNO

5.       RELATIONSHIP OF REPORTING PERSON TO ISSUER

         (CHECK ALL APPLICABLE)

         [X] DIRECTOR                             [ ] 10% OWNER
         [ ] OFFICER (GIVE TITLE BELOW)           [ ] OTHER (SPECIFY BELOW)

6.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)




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7.       INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

         [X] FORM FILED BY ONE REPORTING PERSON

         [ ] FORM FILED BY MORE THAN ONE REPORTING PERSON

         TABLE I - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                          3. Ownership Form
                           2.  Amount of Securities          Direct (D) or             4.  Nature of Indirect
1.  Title of Security          Beneficially Owned            Indirect (I)                  Beneficial Ownership
    (Instr. 4)                 (Instr. 4)                    (Instr. 5)                    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------
Common Stock                      73,393                          D                                  N/A
----------------------------------------------------------------------------------------------------------------------



                      IF THE FORM IS FILED BY MORE THAN ONE
                  REPORTING PERSON SEE INSTRUCTION 5 (b) (v).

  REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
                          OWNED DIRECTLY OR INDIRECTLY.



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                               FORM 3 (CONTINUED)

               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
                                                     3. Title and Amount of Securities             5. Ownership
                                                        Underlying Derivative Security                Form of
                         2. Date Exercisable and        (Instr. 4)                    4. Conversion   Derivative   6. Nature
                            Expiration Date                                              or Exercise  Security:       of Indirect
1.  Title of                (Month/Day/Year)            Amount              Amount or    Price of     Direct (D) or   Beneficial
    Derivative Security  Date           Expiration                          Number       Derivative   Indirect (I)    Ownership
    (Instr. 4)           Exercisable    Date        Title                   of Shares    Security     (Instr.5)       (Instr. 5)
------------------------ -------------------------- ----------------------------------   ------------ ----------       -----------
Incentive Stock Option                               Common Shares                                       D               N/A
                                                     $.001 par value
                          12/12/00(1)   12/12/05(1)  per share               100,000(1)     $1.00
-----------------------------------------------------------------------------------------------------------------------------------


(1) Mr. Crane was granted 100,000 incentive stock options by the Issuer's Stock Option Committee pursuant to the Issuer's 2000 Stock Option Plan. Thirty thousand (30,000) of these options vested immediately and the balance vest pro rata each month beginning January 1, 2001 and ending December 1, 2002, unless otherwise accelerated by the Committee. The options expire five years from the date of issuance.

EXPLANATION OF RESPONSES:

             THESE INCENTIVE STOCK OPTIONS REPRESENT A RIGHT OF THE REPORTING PERSON TO BUY THE COMMON STOCK OF THE ISSUER.

             SEE SIGNATURE PAGE ATTACHED                 DECEMBER 12, 2000
             ---------------------------                 -----------------
             ** Signature of Reporting Person            Date


      ** Intentional misstatements or omissions of facts constitute Federal
         Criminal violations. See 18 U.S.C. 1001 and 18 U.S.C. 78FF(a).


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                                     FORM 3

                               CONTINUATION SHEET

ITEM 1.  THOMAS J. CRANE
         2710 REW CIRCLE, SUITE 100
         OCOEE, FL 34761

ITEM 2. THE DATE OF THE EVENT REQUIRING STATEMENT WAS DECEMBER 12, 2000, THE DATE ON WHICH THE REPORTING PERSON BECAME A DIRECTOR OF THE ISSUER.

ITEM 4.  COMPASS KNOWLEDGE HOLDINGS, INC./CKNO

         /s/ THOMAS J. CRANE                                     12/12/00

         ** SIGNATURE OF REPORTING PERSON                        DATE

  **INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
              VIOLATIONS. SEE 18 S.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
       IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.




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